EXHIBIT 99

Harrow Announces New Appointments to its Board of Directors

NASHVILLE, Tenn., January 29, 2024 – Harrow (Nasdaq: HROW), a leading U.S. eyecare pharmaceutical company, today announced the appointments of Adrienne Graves, Ph.D., and Lauren Silvernail to the Company’s Board of Directors, effective immediately. Harrow’s Board now consists of six members.

“I am delighted to announce the addition of Adrienne and Lauren as new members to the Harrow Board of Directors,” said Mark L. Baum, Chairman and Chief Executive Officer of Harrow. “Having served in senior executive and Board positions at many leading pharmaceutical companies, both Adrienne and Lauren are highly respected business leaders who also share Harrow’s strategic vision and strong commitment to grow into a leading U.S. ophthalmic pharmaceutical company. The knowledge, expertise, and diverse perspectives they bring to Harrow will be invaluable as we execute our Strategic Plan and, ultimately, seek to maximize stockholder value by leveraging our product portfolio, which is now one of the most dynamic in the U.S. market. On behalf of the Harrow Board and the entire Harrow Family, we wholeheartedly welcome Adrienne and Lauren and look forward to working with them for many years to come.”

About Adrienne Graves, Ph.D.

Dr. Adrienne Graves is a visual scientist by training and a global industry leader in ophthalmology. Dr. Graves was Chief Executive Officer of Santen Inc. from 2002 through 2010, following seven years as Sr. V.P. of Worldwide Clinical Development. Previous experience includes nine years at Alcon, where she built a Retinal Electrophysiology Lab, directed clinical development, and served as Director of International Ophthalmology. Dr. Graves was Chairman of the Board at Iveric Bio until their 2023 acquisition by Astellas and is currently on the Board of Directors at Qlaris Bio, Nicox, Surface Ophthalmics, Opus Genetics, NVasc, JelliSee, and Implandata. She previously held board positions at Encore Vision (acquired by Novartis), Envisia (assets acquired by Aerie), TearLab (now Trukera), Aerpio, and Akorn. In addition, Dr. Graves serves on the Boards of the American Society of Cataract and Refractive Surgeons (ASCRS), Glaucoma Research Foundation (GRF), American Academy of Ophthalmology (AAO; Emeritus), Retina Global, Himalayan Cataract Project, Foundation Fighting Blindness (FFB), and was a founding Board member of OWL (Ophthalmic World Leaders). She is Chairman of the RD (Retinal Degeneration) Fund, the venture arm of FFB, and she co-founded Glaucoma 360. Her recent honors include the Visionary Award (FFB), Catalyst Award (GRF), Visionary Award (OWL), Bernice Brown Memorial Lecture Award (Women in Ophthalmology, or WIO), and The Ophthalmologist 2021 and 2023 Power Lists. Dr. Graves received an AB with Honors in Psychology from Brown University, a Ph.D. in Psychobiology from the University of Michigan, and a Postdoctoral Fellowship in Visual Neuroscience at the University of Paris. She also mentors future leaders at Stanford University’s Ophthalmic Innovation Program, demonstrating her commitment to ophthalmic innovation and solving unmet needs in the treatment of eye disease.

About Lauren Silvernail

Lauren Silvernail is a financial and strategic advisor to Boards of Directors and corporate management teams. Over her career, she has raised more than $1.3 billion in financing and completed numerous transactions for emerging growth companies. From 2018 to 2022, Mrs. Silvernail served as Chief Financial Officer and Executive Vice President of Corporate Development at Evolus, Inc., an aesthetic medicine company, where she led financing activities and established infrastructure for the U.S. commercial launch of the company’s first approved product. From 2013 to 2018, she was Chief Financial Officer and Chief Business Officer at Revance Therapeutics, Inc., a development stage aesthetic medicine company, where she led the company’s initial public offering and subsequent rounds of financing. From 2003 to 2012, Mrs. Silvernail was Chief Financial Officer and Vice President Corporate Development at ISTA Pharmaceuticals, a commercial ophthalmology company acquired by Bausch and Lomb. Between 1995 and 2003, she served in operational and corporate development roles for Allergan Inc., including Vice President of Business Development. From 1990 to 1994, Mrs. Silvernail was a general partner of Glenwood Ventures and a member of the Boards of Directors of several Glenwood portfolio companies. She began her career at Varian and Bio Rad Laboratories in product marketing. Mrs. Silvernail holds an M.B.A. from the University of California, Los Angeles with an emphasis in entrepreneurial finance and accounting and a B.A. in Biophysics from the University of California, Berkeley. She is currently a member of the Board of Directors of Nicox S.A., an international ophthalmology company, and Harpoon Therapeutics, Inc., a development stage oncology company which recently announced it is being acquired by Merck.

Harrow Announces New Appointments to its Board of Directors Page 2 January 29, 2024

About Harrow

Harrow, Inc. (Nasdaq: HROW) is a leading eyecare pharmaceutical company engaged in the discovery, development, and commercialization of innovative ophthalmic pharmaceutical products for the U.S. market. Harrow helps U.S. eyecare professionals preserve the gift of sight by making its comprehensive portfolio of prescription and non-prescription pharmaceutical products accessible and affordable to millions of Americans each year. For more information about Harrow, please visit harrow.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, risks related to: liquidity or results of operations; our ability to successfully implement our business plan, develop and commercialize our products, product candidates and proprietary formulations in a timely manner or at all, identify and acquire additional products, manage our pharmacy operations, service our debt, obtain financing necessary to operate our business, recruit and retain qualified personnel, manage any growth we may experience and successfully realize the benefits of our previous acquisitions and any other acquisitions and collaborative arrangements we may pursue; competition from pharmaceutical companies, outsourcing facilities and pharmacies; general economic and business conditions, including inflation and supply chain challenges; regulatory and legal risks and uncertainties related to our pharmacy operations and the pharmacy and pharmaceutical business in general; physician interest in and market acceptance of our current and any future formulations and compounding pharmacies generally. These and additional risks and uncertainties are more fully described in Harrow’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Jamie Webb, Director of Communications and Investor Relations

jwebb@harrowinc.com

615-733-4737

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